Exhibit 99.1

Press Contact:	Investor Relations Contact:

Steve Gabriel	Gary Meyers
Porter Novelli	Synplicity, Inc.
408/369-4600 x627	408/215-6000
steve.gabriel@porternovelli.com	ir@synplicity.com

SYNPLICITY ANNOUNCES CFO TRANSITION

SUNNYVALE, Calif., June 7, 2005 – Synplicity Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced Douglas Miller, senior vice president of finance and chief financial officer has decided to leave the company to join a private company outside of the electronic design automation (EDA) industry. Miller will remain with Synplicity until June 30, 2005. A search is underway for an experienced CFO to join the Synplicity team. Kathleen Herder, currently Synplicity’s corporate controller, has been promoted to vice president of finance and will report directly to Gary Meyers, president and CEO, after Mr. Miller’s departure until a new CFO is hired.

“While this was a difficult personal decision, I am pleased to be leaving Synplicity at a time when the company is in a strong financial position and has a solid strategic direction,” said Mr. Miller. “I am grateful for having had the privilege of working with a great team during almost seven years at Synplicity.”

“I thank Doug for all he has contributed to Synplicity over the years,” said Gary Meyers, president and chief executive officer. “Doug has been a key contributor to our successes and he will be greatly missed. We wish him much success in his new role.”

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, Structured/Platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms.

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Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, Calif.

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Synplicity, Synplify and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.